EXECUTION COPY







                            ASSET PURCHASE AGREEMENT

                                     between

                           PORTEC RAIL PRODUCTS, INC.

                                       and

                            VULCAN CHAIN CORPORATION






                          Dated as of October 10, 2006

                                TABLE OF CONTENTS




ARTICLE 1 PURCHASE AND SALE OF ASSETS........................................1
-------------------------------------

   1.1    PURCHASE AND SALE OF THE ASSETS....................................1
   1.2    INVENTORY..........................................................2
   1.3    EXCLUDED ASSETS....................................................3
   1.4    ASSUMPTION OF LIABILITIES..........................................4
   1.5    PAYMENT OF PURCHASE PRICE..........................................4

ARTICLE 2 PROCEDURE FOR CLOSING..............................................5
-------------------------------

   2.1    TIME AND PLACE OF CLOSING..........................................5
   2.2    TRANSACTIONS AT THE CLOSING........................................5
   2.3    PROPERTY TAX PRORATION.............................................5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND SILBERMAN.............6
----------------------------------------------------------------

   3.1    ORGANIZATION AND GOOD STANDING; AUTHORITY..........................6
   3.2    GOVERNMENTAL FILINGS AND CONSENTS..................................6
   3.3    NO VIOLATIONS......................................................6
   3.4    ACQUIRED EQUIPMENT.................................................7
   3.5    LITIGATION; ORDERS; ETC............................................7
   3.6    TAXES..............................................................8
   3.7    COMPLIANCE WITH LAWS; GOVERNMENTAL LICENSES; ETC...................8
   3.8    CONTRACTS; NO DEFAULT..............................................8
   3.9    INTELLECTUAL PROPERTY..............................................9
   3.10   NO MATERIAL ADVERSE EFFECT.........................................9
   3.11   RELIANCE...........................................................9
   3.12   STATEMENTS NOT MISLEADING..........................................9
   3.13   BROKERS OR FINDERS.................................................9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................10
-----------------------------------------------------

   4.1    ORGANIZATION AND GOOD STANDING; AUTHORITY.........................10
   4.2    GOVERNMENTAL FILINGS AND CONSENTS.................................10
   4.3    NO VIOLATIONS.....................................................10
   4.4    LITIGATION........................................................11
   4.5    FINANCING.........................................................11
   4.6    GOVERNMENT LICENSES AND PERMITS...................................11
   4.7    NO ADVERSE OCCURRENCE OR DEFAULT..................................12
   4.8    INSPECTION OF ACQUIRED ASSETS.....................................12
   4.9    RELIANCE..........................................................12
   4.10   STATEMENTS NOT MISLEADING.........................................12
   4.11   BROKERS OR FINDERS................................................12
   4.12   SOLVENCY..........................................................13
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ARTICLE 5 COVENANTS PRIOR TO CLOSING........................................13
------------------------------------

   5.1    ACCESS AND INFORMATION............................................13
   5.2    CONDUCT OF BUSINESS PRIOR TO CLOSING..............................13
   5.3    NOTIFICATION OF CHANGES; SUPPLEMENTAL DISCLOSURE..................14
   5.4    CONSENTS..........................................................14
   5.5    EMPLOYMENT AGREEMENT..............................................15
   5.6    TRANSFER OF ACQUIRED ASSETS; TRAINING OF PURCHASER PERSONNEL......15

ARTICLE 6 MUTUAL COVENANTS; ADDITIONAL AGREEMENTS...........................15
-------------------------------------------------

   6.1    MUTUAL COVENANTS..................................................15
   6.2    REASONABLE EFFORTS................................................15
   6.3    USE OF SELLER FACILITIES..........................................15
   6.4    CONFIDENTIALITY...................................................16
   6.5    RISK OF LOSS......................................................16

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER..................17
----------------------------------------------------------

   7.1    CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES..............17
   7.2    COMPLIANCE BY SELLER..............................................17
   7.3    NO INJUNCTION; ETC................................................17
   7.4    CONSENTS; AUTHORIZATIONS..........................................17
   7.5    NO MATERIAL ADVERSE CHANGE........................................18
   7.6    INSTRUMENTS OF TRANSFER...........................................18
   7.7    AGREEMENT TO NOT COMPETE..........................................18
   7.8    PATENT PURCHASE AGREEMENT.........................................18
   7.9    TRANSITION AGREEMENT..............................................18
   7.10   SUPPLY OF GOODS AGREEMENT.........................................18
   7.11   ASSIGNMENT AGREEMENT..............................................18
   7.12   RESOLUTIONS AUTHORIZING TRANSACTIONS..............................18
   7.13   CERTIFICATE OF INCUMBENCY.........................................19
   7.14   BLANKET ORDER.....................................................19

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SILBERMAN.......19
---------------------------------------------------------------------

   8.1    PAYMENT TO SELLER.................................................19
   8.2    PAYMENT TO SCOTT, INC.............................................19
   8.3    PAYMENT TO SILBERMAN..............................................19
   8.4    CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES..............19
   8.5    COMPLIANCE BY PURCHASER...........................................20
   8.6    NO INJUNCTION; ETC................................................20
   8.7    NO MATERIAL ADVERSE CHANGE........................................20
   8.8    AGREEMENT TO NOT COMPETE..........................................20
   8.9    EXECUTION OF OTHER AGREEMENTS.....................................20
   8.10   RESOLUTIONS AUTHORIZING TRANSACTIONS..............................20
   8.11   CERTIFICATE OF INCUMBENCY.........................................20
   8.12   GENERAL RELEASE, NON-SOLICITATION AND SEPARATION AGREEMENT........21

ARTICLE 9 POST CLOSING MATTERS..............................................21
------------------------------

   9.1    COOPERATION.......................................................21

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   9.2    RECEIVABLES AND OTHER FUNDS DUE SELLER............................21
   9.3    LIABILITIES AFTER THE CLOSING.....................................22
   9.4    NOTIFICATION OF THIRD PARTIES.....................................23

ARTICLE 10 TERMINATION......................................................23
----------------------

   10.1   TERMINATION.......................................................23
   10.2   EFFECT OF TERMINATION.............................................23

ARTICLE 11 INDEMNIFICATION..................................................23
--------------------------

   11.1   AGREEMENT OF SELLER TO INDEMNIFY..................................23
   11.2   AGREEMENT OF PURCHASER TO INDEMNIFY...............................24
   11.3   PROCEDURES FOR INDEMNIFICATION....................................25
   11.4   DEFENSE OF THIRD PARTY CLAIMS.....................................26
   11.5   SETTLEMENT OF THIRD PARTY CLAIMS..................................26
   11.6   DURATION..........................................................27
   11.7   SUBROGATION RIGHTS................................................27
   11.8   REMEDIES EXCLUSIVE................................................27

ARTICLE 12 GENERAL PROVISIONS...............................................28
-----------------------------

   12.1   DEFINITIONS.......................................................28
   12.2   ARBITRATION.......................................................33
   12.3   FEES AND EXPENSES.................................................34
   12.4   NOTICES...........................................................34
   12.5   ASSIGNMENT........................................................35
   12.6   BINDING EFFECT; NO BENEFIT TO OTHERS..............................35
   12.7   HEADINGS AND GENDER; CONSTRUCTION; INTERPRETATION.................35
   12.8   COUNTERPARTS......................................................36
   12.9   INTEGRATION OF AGREEMENT..........................................36
   12.10  TIME OF ESSENCE...................................................36
   12.11  GOVERNING LAW.....................................................37
   12.12  PARTIAL INVALIDITY................................................37
   12.13  SURVIVAL..........................................................37
   12.14  LIMITATION ON LIABILITY...........................................38

                                    SCHEDULES

     Schedule 1.1(a)(1).........Equipment acquired from Vulcan Chain Corporation

     Schedule 1.1(a)(2).........Equipment acquired from Scott, Inc.

     Schedule 1.1(b)   Acquired Contracts

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                                                   EXHIBITS

         Exhibit A                            Patent Purchase Agreement
         Exhibit B                            Employment Agreement
         Exhibit C                            Non Competition Agreement
         Exhibit D                            Transition Agreement
         Exhibit E                            Supply of Goods Agreement
         Exhibit F                            Assignment Agreement

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement" ) is made and entered into as of October 10, 2006, among Portec Rail Products, Inc, a West Virginia Corporation ("Purchaser" ) and Vulcan Chain Corporation, a Michigan corporation ("Seller" ).

     WHEREAS, Seller is engaged in the business of manufacturing chain and webbing products that are used in the rail transportation of products (the "Business");

     WHEREAS, Seller desires to sell or cause the sale of and Purchaser desires to purchase certain of the assets comprised of Seller's complete railroad product line, as described herein, for the consideration and on the terms set forth in this Agreement; and

     WHEREAS, Scott A. Silberman ("Silberman") has been active in marketing products in the Railroad Product Line "and owns customer based intangibles relating to it, which the Purchaser acknowledges is important to it in connection with the purchase of the railroad product line; and

     WHEREAS,  certain  capitalized  terms used in this Agreement are defined in
Section 12.1 of this Agreement;

     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                     ARTICLE 1 PURCHASE AND SALE OF ASSETS

1.1      Purchase and Sale of the Assets.

     On and subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey, and deliver or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser, free and clear of all Liens other than Permitted Encumbrances, all of the right, title, and interest of Seller, Scott, Inc. and Silberman in and to the assets, properties, goodwill and rights of Seller, Scott, Inc. and Silberman relating to Seller's railroad product line ("Railroad Product Line") as of the Closing Date listed below (the "Acquired Assets" ), and the Purchaser shall purchase, acquire and accept the Acquired Assets:

     (a) the Equipment set forth on Schedule 1.1(a)(1) and Schedule 1.1(a)(2) of the disclosure schedules delivered by Seller and Scott, Inc., respectively, to purchaser at or prior to the execution hereof (the "Disclosure Schedules" ) as such Schedule shall be updated as of the close of business on the last Business Day prior to the Closing Date, the Equipment shall generally consist of the following;

      Railroad Product Line includes the following product lines ("Products"):
      ---------------------

          a.   Auto Tie Down (Chocks)
          b.   G-Van Project

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          c.   Heavy Duty Tie Downs
          d.   Brake Chain
          e.   Miscellaneous parts supply held for sale to the railroad industry

     The Purchaser acknowledges there are some miscellaneous product supply sold to both the railroad industry and the trucking industry and that the Seller will continue to supply those parts to the trucking industry.

     Assets: All assets associated with the production and refurbishing of the products set forth in this section above, including but not limited to the items set forth at Schedules 1.1(a)(1) and 1.1(a)(2).

     (a) all of the Contracts of the Business (the "Acquired Contracts" ) as set forth on Schedule 1.1(b) of the Disclosure Schedules, to the extent any such contracts are assignable, but excluding any right of the Seller to any payments under them existing prior to the Closing Date;

     (b) all of the Information related to the Acquired Assets; and

     (c) transfer of the Patent Interests pursuant to the Patent Purchase Agreement set forth at Exhibit A.

     (d) all property (other than real property) associated exclusively with the production and refurbishing of the Products set forth in Section 1.1(a) above, including but not limited to the items set forth at Schedules 1.1(a) and 1.1(b).

     (e) the customer based intangibles owned by Silberman, pursuant to the Assignment Agreement set forth in Exhibit F.

     (f) goodwill of the Business to the extent owned by the Seller and Silberman.

1.2      Inventory

     The Seller will sell, assign, transfer, convey, and deliver or will cause to be sold, assigned, transferred, conveyed, and delivered to the Purchaser, free and clear of all Liens other than Permitted Encumbrances, and the Purchaser will purchase, acquire, and accept from the Seller and any other seller, all of the right, title, and interest in the net usable inventory of Products as mutually agreed upon. All inventory will be current (non-obsolete) and usable as mutually agreed upon. Inventory of Products does not include any inventory of products held for sale to the trucking industry. The purchase price, terms of payment, and the time of transfer and delivery from the Seller or Scott, Inc. of inventory to be purchased by the Purchaser will be as provided in the Transition Agreement, attached as Exhibit D. The Purchaser will assume all responsibility and liability with respect to all outstanding orders for Products which have not been shipped prior to the Closing Date. The responsibilities of the Seller with respect to the manufacture and shipping of inventory will be as provided in the Transition Agreement. To the extent any terms of this Section differ from terms of the Transition Agreement or to the extent there is an ambiguity between the terms of this Section and the terms of the Transition Agreement, the terms of the Transition Agreement will control.

1.3      Excluded Assets.

     Despite anything otherwise in this Agreement, the Acquired Assets will not include the following excluded assets ("Excluded Assets"):

     a. All receivables of every kind and nature;

     b. Any amounts held in connection with the Acquired Contracts or otherwise owed to the Seller;

     c. Cash and cash equivalents (including but not limited to, investment and bank accounts, petty cash and cash on hand);

     d. Corporate minute books, stock ledgers, stock transfer records, records or books relating to any receivables, and any other corporate records that are not related solely to the Acquired Assets;

     e. Any rights or claims of or refunds due the Seller;

     f. Any federal, state, local and foreign Tax refunds, credits or income Tax attributes of the Seller;

     g. Any overpayments made with regard to any workers' compensation policies maintained by the Seller;

     h. All prepayments made with regard to insurance policies or other prepayments, prepaid expenses, and deposits;

     i. All assets owned by vendors or lessors;

     j. The Seller's name "Vulcan Chain Corporation" and the name "Vulcan", except that the name Vulcan may be used for providing information to customers and suppliers that the Seller's Railroad Product Line has been purchased by the Purchaser and may be used only to the extent either of the above names is embossed or otherwise appears on inventory on hand on the Closing Date until the inventory is sold or disposed of;

     k. All trade names and trade marks of the Seller or that the Seller has a right to use, with respect to which the Purchaser will have no right to use or otherwise, regardless of whether used alone or in conjunction with any other name or words;

     l. All inventory of products held for sale to the trucking industry;

     m. Any vehicles owned by the Seller;

     n. All equipment and furniture used for administrative purposes or for or in connection with manufacture of products for sale to the trucking industry or otherwise not set forth on Schedule 1.1(a);

     o. All property held by the Seller as property improvements;

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     p. All intangible  assets pertaining to the business of the Seller with the trucking industry or otherwise not transferred and sold by this Agreement;

     q. any computer software; and

     r. Any rights that accrue or will accrue to Seller under this Agreement.

1.4      Assumption of liabilities.

     The obligations assumed by the Purchaser will be assumed commencing on the Closing Date. The Purchaser will assume any liabilities that arise on or after the Closing Date with respect to the Business, any Purchase Documents, and any Acquired Contracts except to the extent specifically identified as the Seller's liability or obligation pursuant to this Agreement or the Transition Agreement attached as Exhibit D. On the Closing Date, the Purchaser will assume the Seller's obligations to deliver Products ordered from the Seller by any third party and all related costs and obligations except to the extent specifically identified as the Seller's liability or obligation pursuant to the Transition Agreement attached as Exhibit D. With respect to any liability or obligation of the Seller which is assumed by the Purchaser pursuant to this Agreement, the Seller will have no further liability on or after the Closing Date except to the extent specifically provided by this Agreement or the Transition Agreement attached as Exhibit D. No other liabilities of the Seller are or will be assumed by the Purchaser.

1.5      Payment of Purchase Price

     The consideration to be paid by the Purchaser for the Acquired Assets shall consist of the following:

     (a) Equipment and assets owned by Seller. a cash payment to Seller in the amount of $787,626 for the Acquired Assets owned by Seller listed in Schedule 1.1(a)(1) and the goodwill referred to at Section 1.1 of this Agreement.

     (b) Equipment and assets owned by Scott, Inc. a cash payment to Scott, Inc. in the amount of $8,000 for the Acquired Assets owned by Scott, Inc. listed in
Schedule 1.1(a)(2) .

     (c) Patent Interests owned by Silberman. a cash payment to Silberman in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) with respect to the purchase of Patent Interests pursuant to the Patent Purchase Agreement attached as Exhibit A.

     (d) Customer based intangibles owned by Silberman.

          (1) an initial cash payment to Silberman in the amount of $1,434,000 for the purchase of customer based intangibles owned by him with respect to the railroad product line, pursuant to the Assignment Agreement attached as Exhibit F, and

          (2) additional payments as provided in the Assignment Agreement attached as Exhibit F based on the continued success of the value of the customer based intangibles owned by Silberman as reflected in the continued success of the Seller's Railroad Product Line.

     (e) Non-competition agreement by John Male. a cash payment to John Male in the amount of Three Hundred Thousand Dollars ($300,000) for his agreement to not compete, as evidenced by Mr. Male's Acknowledgement to be bound by the Agreement to Not Compete filed as Exhibit C.

     (f) Non-competition agreement by Ronald Silberman. a cash payment to Ronald Silberman in the amount of Three Hundred Thousand Dollars ($300,000) for his agreement to not compete, as evidenced by Mr. Silberman's Acknowledgement to be bound by the Agreement to Not Compete filed as Exhibit C.

                        ARTICLE 2 PROCEDURE FOR CLOSING

2.1      Time and Place of Closing.

     The consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall be held at the offices of Bassey and Selesko PLC, 1400 American Center, 27777 Franklin Road, Suite 1400, Southfield, Michigan 48034, or at such other place as mutually agreed upon by the Purchaser and Seller as soon as possible, but in no event later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Article 7 and Article 8, commencing at 9:00 A.M., local time (the date on which the Closing actually occurs is hereinafter referred to as the "Closing Date"). The Closing shall be effective as of the beginning of business on the Closing Date.

2.2  Transactions at the Closing.

     At the Closing, each of the following shall be delivered:

     (a) Seller shall deliver to Purchaser the items set forth in Article 7. The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

     (b) Purchaser shall deliver to Seller and the other sellers set forth in this Agreement and the Purchase Documents (i) wire transfers in the amounts equal to the payments called for by Section 1.5(a) in immediately available funds to accounts designated by Seller and the other sellers, and (ii) the items set forth in Article 8. The documents and certificates to be delivered hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to the Seller and its counsel.

2.3      Property Tax Proration

     All current taxes on tangible personal property will be prorated and adjusted as of the Closing Date in accordance with "due date" basis of the municipality or taxing unit in which the tangible personal property is located and prorated as paid in advance.

        ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND SILBERMAN

     Seller and Silberman, each hereby represents and warrants to Purchaser (to the extent that such representation and warranty is being made by Seller or Silberman) that:

3.1      Organization and Good Standing; Authority.

     (a) Seller is duly organized, validly existing and in good standing under the laws of the State of Michigan, with full power and authority to conduct its business as it is now being conducted, to own or use its properties and assets, and to perform all of its obligations under the Acquired Contracts, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles.

     (b) Seller has the full corporate power and authority to execute, deliver and perform fully, its obligations under this Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, subject to the receipt of any necessary Consents, a valid and binding agreement of Seller, enforceable against Seller in accordance with its respective terms except to the extent that the enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

3.2      Governmental Filings and Consents.

     No notices, reports, submissions or other filings (collectively, "Filings"") are required to be made by Seller with, nor are any Consents required to be obtained by Seller from, any Governmental Authority or any other third party, in connection with the execution or delivery by Seller of this Agreement to which it is party, the performance by Seller of its obligations hereunder or thereunder or the consummation by Seller of the transactions contemplated hereby or thereby. Seller shall cause the owner of the Patent Interests to take such actions to sell, and assign the rights to the Patent Interests to the Purchaser as contemplated in the Patent Purchase Agreement.

3.3      No Violations.

     The execution and delivery by Seller of this Agreement to which it is a party does not, and the performance and consummation by Seller of any of the transactions contemplated hereby or thereby will not, with respect to the Acquired Assets, directly or indirectly (with or without the giving of notice or the lapse of time or both) or to the best knowledge of Silberman:

     (a) constitute or result in a Default under (i) any provision of Seller's Organizational Documents, or (ii) any resolution adopted by the Board of Directors (or similar governing body) or the shareholders of Seller that would have a Material Adverse Effect on the Purchaser or on the Seller's ability to execute this Agreement or consummate the transactions contemplated by it;

     (b) constitute or result in a Default under, or the creation of a Lien on, any of the Acquired Assets, or require the Seller to make any Filing or obtain any Consent under, any provision of any material agreement, license, lease, understanding, contract, loan, note, mortgage, indenture, promise, undertaking or other commitment or obligation (whether written or oral) that is a legally binding obligation, under which the Business is bound or is subject to any obligation or Liability or by which any of the Acquired Assets are bound (it being understood that LaSalle Bank has agreed in writing to the removal of its lien on the Equipment set forth on Schedules 1.1(a)(1) and (2) and has indicated that it will, promptly after the closing, file a UCC-3 indicating the same); or

     (c) result in a violation of any Law or Order.

3.4      Acquired Equipment

     (a) The Equipment set forth on Schedule 1.1(a)(1) and (2) of the Disclosure Schedules is individually and in the aggregate in good condition and state of repair, reasonable wear and tear and normal depreciation excepted. All of the Equipment will be supplied in operational condition, "AS IS".

     (b)  Seller has good and  marketable  title to the  Equipment  set forth on
Schedule 1.1(a)(1) of the Disclosure Schedules, and Seller has the right to use any Equipment held under leases. Scott has good and marketable title to the Equipment set forth on Schedule 1.1(a)(2) of the Disclosure Schedules.

3.5      Litigation; Orders; etc.

     (a) Except as set forth in Schedule 3.5(a) of the Disclosure Schedules, there are no civil, criminal, administrative, or investigative actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, investigations or other proceedings of any kind or nature or Orders issued, pending or, to the Knowledge of Seller, threatened, against Seller or any of the Acquired Assets, at law, in equity or otherwise, in, before, by, or otherwise involving, any Governmental Authority or other Person that question or challenge the validity or legality of, or have the effect of prohibiting, restraining, restricting, or making illegal or otherwise interfering with or affecting, this Agreement, the consummation of the transactions contemplated hereby or thereby, or the Acquired Assets, and which is reasonably likely to have a Material Adverse Effect on the Business.

     (b) Except as set forth in Schedule 3.5(b) of the Disclosure Schedules:

          (i) there is no Order to which the Business, or any of the Acquired Assets, is subject;

          (ii) Seller is, and at all times has been, in compliance in all material respects with the terms and requirements of each Order to which any of the Acquired Assets is or has been subject;

          (iii) no event has occurred, or to the best knowledge of Silberman, does any circumstance exists that has constituted or resulted in, or could reasonably be expected to constitute or result in (with or without the giving of notice or the lapse of time or both) a Default under any term or requirement of any Order to which the Acquired Assets are subject; and

          (iv) Neither Seller or Silberman has received any notice or other communication (whether oral or written) from any Governmental Authority regarding any Default under any Order to which the Acquired Assets are subject.

3.6      Taxes.

     To Seller's and Silberman's best knowledge there are no Liens on any of the Acquired Assets.

3.7      Compliance with Laws; Governmental Licenses; etc.

     (a) Except as set forth in Schedule 3.7(a) of the Disclosure Schedules, the Business is in material compliance with each Law in all material respects that is or was applicable to it or to the conduct or operation of the Business or the Acquired Assets, and has not received any notice of any violation of such Law that is reasonably likely to have a Material Adverse Effect, or on the ability of the Seller to complete the transactions contemplated by this Agreement.

     (b) Except as set forth in Schedule 3.7(b) of the Disclosure Schedules, Seller holds and maintains in full force and effect all Licenses from Governmental Authorities required to conduct the Business in the manner and in all such jurisdictions as it is currently conducted and to permit Seller to own and use the Acquired Assets in the manner in which it currently owns and uses such assets, and neither Seller or Silberman has any Knowledge of any threatened revocation of any such License, except in such circumstances where the absence of such Licenses would not have a Material Adverse Effect, or on the ability of the Seller to complete the transactions contemplated by this Agreement.

3.8      Contracts; No Default.

     Seller has made available to Purchaser as complete a copy as Seller has of each Contract identified by name on Schedule 1.1(b) of the Disclosure Schedules and, except with respect to any Acquired Contract identified on Schedule 1.1(b) of the Disclosure Schedules which is not material in amount or to the operation of the Business, (i) each such Acquired Contract is in full force and effect and is valid and enforceable in accordance with its terms, (ii) the Business is not in Default in any material respect under any such Acquired Contract, except to the extent that the execution of this Agreement or the consummation of the transactions shall trigger a Default under such Acquired Contract, (iii) the Business has not repudiated or waived any material provision of any such Acquired Contract, and (iv) to Seller's Knowledge, no other party to such Acquired Contract is in Default in any material respect under such Acquired
Contract nor, to Seller's Knowledge, has any other party to such Acquired Contract repudiated or waived any provision thereunder, that would have a Material Adverse Effect on Seller's ability to complete the transactions contemplated by this Agreement, Purchaser or the Business.

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3.9      Intellectual Property.

     Seller and Silberman each has no reason to believe that the owner of the Patent Interests does not own or have a valid, binding, enforceable and adequate right to own and use, the Patent Interests without any conflict with the rights of others. Neither Seller or Silberman has received any notice from any other Person or any other source pertaining to or challenging the right of the Business to use the Patent Interests. No claims have been made or, to Seller's Knowledge, threatened against Seller with respect to the Patent Interests.

3.10     No Material Adverse Effect.

     Since December 31, 2005, there has not occurred a Material Adverse Effect with respect to the Seller's or Silberman's ability to sell or cause the sale of the Acquired Assets or with respect to the Acquired Assets.

3.11     Reliance.

     The Seller is not relying upon any verbal or written representation, warranty, agreement, promise, or statement of the Purchaser or any other person or entity in making this purchase, except those representations and warranties expressly stated in this Agreement.

3.12     Statements not misleading.

     No representation or warranty by the Seller in this Agreement or any schedule or exhibit, or any statement or certificate furnished by the Seller pursuant to this Agreement, or in connection with these transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated to make the statements not misleading or required to be stated in order to provide a prospective purchaser of the Acquired Assets with accurate relevant information. To the knowledge of Silberman, all of the information that the Seller has delivered or will deliver in connection with these transactions is true, correct and complete.

3.13     Brokers or Finders.

     The Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Purchaser harmless from any such payment alleged to be due by or through the Seller as a result of the action of the Seller or its officers or agents.

             ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

4.1      Organization and Good Standing; Authority.

     (a) Purchaser is a corporation validly existing, and in good standing under the Laws of the State of West Virginia and has all necessary power and authority to conduct its business and to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated and to perform all of its obligations under the acquired Contracts.

     (b) Purchaser has full corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and each of the Purchase Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement to which it is a Party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of Purchaser. This Agreement and each Purchase Document to which Purchaser is a Party has been duly executed and delivered by the Purchaser and, subject to the receipt of any necessary consents, is a legal, valid, and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles.

4.2      Governmental filings and Consents.

     No Filings are required to be made by the Purchaser with, nor are any Consents required to be obtained by the Purchaser from, any Governmental Authority or any other third party, in connection with the execution or delivery by the Purchaser of this Agreement to which it is a party, the performance by the Purchaser of its obligations under it or the consummation by the Purchaser of the transactions contemplated by it.

4.3      No violations.

     Assuming the making of any necessary Filings and the obtaining of any necessary Consents, and except as may be consented to in writing by the Seller, the execution and delivery by the Purchaser of this Agreement and the Purchase Documents to which it is a party does not, and the performance and consummation by the Purchaser of the transactions contemplated by them thereby will not, with respect to the Acquired Assets, or the interest of the Seller or any seller pursuant to a Purchase Document, directly or indirectly (with or without the giving of notice or the lapse of time or both):

          i. constitute or result in a Default under (i) any provision of the Purchasers' Organizational Documents or (ii) any resolution adopted by the Board of Directors (or similar governing body) or the shareholders of the Purchaser; or

          ii. constitute or result in a Default, or the creation of a Lien that would or might affect the right of the Seller or any seller pursuant to a Purchase Document to receive any payment pursuant to the terms of this Agreement or any Purchase Document; or

          iii. result in a violation of any Law or Order.

4.4      Litigation.

     There are no civil, criminal, administrative, or investigative actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, investigations or other proceedings of any kind or nature or Orders issued, pending or, to the Knowledge of Purchaser, threatened, against Purchaser at law, in equity or otherwise, in, before, by, or otherwise involving, any Governmental Authority or other Person that question or challenge the validity or legality of, or have the effect of prohibiting, restraining, restricting, or making illegal or otherwise interfering with or affecting, this Agreement or any Purchase Document, the consummation of the transactions contemplated by them, or which is reasonably likely to have a Material Adverse Effect on the interest of the Seller or any other party to a Purchase Document in this Agreement, any Purchase Document, or the transactions contemplated by them. Insofar as the following may affect the Seller or any other party to a Purchase Document, there is no Order to which the Purchaser is subject, the Purchaser is, and at all times has been, in compliance in all material respects with the terms and requirements of each Order to which the Purchaser is or has been subject, no event has occurred or circumstance exists that has constituted or resulted in, or could reasonably be expected to constitute or result in (with or without the giving of notice or the lapse of time or both) a Default under any term or requirement of any Order to which the Purchaser is subject, and the Purchaser has not received any notice or other communication (whether oral or written) from any Governmental Authority regarding any Default under any Order to which the Purchaser is subject.

4.5      Financing.

     On the Closing Date, Purchaser will have available sufficient funds, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement. Purchaser's obligations hereunder are not subject to any conditions regarding Purchaser's ability to obtain financing for the consummation of the transactions contemplated hereby.

4.6      Government Licenses and Permits.

     The Purchaser and its employees have or will have by the Closing or will acquire promptly after the Closing where not permitted before the Closing all governmental licenses and permits (federal, state and local) necessary for the conduct of the Business, if any, and the permits and licenses are or will be in full force and effect. No violations are or have been recorded with respect to any such licenses or permits and no proceeding is pending or threatened concerning the revocation or limitation of any such license or permit.

4.7      No Adverse Occurrence or Default.

     No event has occurred, nor does there exist any fact or circumstances to the knowledge of the Purchaser, nor is the Purchaser in default, or alleged to be in default, under any agreement, license or obligation relating to the operation of its business or otherwise which may adversely affect the ability of the Purchaser to execute and deliver this Agreement, the Purchase Documents, or consummate the transactions contemplated by them pursuant to the terms of this Agreement or the Purchase Documents or otherwise adversely affect the rights or interest of the Seller or any other party to a Purchase Document in this Agreement or the transactions contemplated by it, and there exists no condition or event which, after notice or lapse of time or both, would constitute such an event or default by any Party to any such agreement, license or obligation.

4.8      Inspection of Acquired Assets.

     The Purchaser has had an opportunity to inspect and has inspected the Acquired Assets, Books and Records, and Information, is familiar with them, is satisfied with the condition of them and agrees to accept them "AS IS," subject to the representations and warranties of the Seller set forth in this Agreement.

4.9      Reliance.

     The Purchaser is not relying upon any verbal or written representation, warranty, agreement, promise, or statement of the Seller or any other person or entity in making this purchase, except those representations and warranties expressly stated in this Agreement.

4.10     Statements not misleading.

     No representation or warranty by the Purchaser in this Agreement or any schedule or exhibit, or any statement or certificate furnished by the Purchaser pursuant to this Agreement, or in connection with these transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated to make the statements not misleading or required to be stated in order to provide a prospective seller of the Acquired Assets with accurate relevant information. To the knowledge of the Purchaser, all of the information that the Purchaser has delivered or will deliver in connection with these transactions is true, correct and complete.

4.11     Brokers or Finders.

     The Purchaser and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Seller or the seller pursuant to any Purchase Document harmless from any such payment alleged to be due by or through the Purchaser as a result of the action of the Purchaser or its officers or agents.

4.12     Solvency.

     Both as of the date of this Agreement and on the Closing Date, (a) the Purchaser, either as the result of the transactions contemplated by this Agreement or otherwise, is not insolvent as that term is defined in the bankruptcy laws of the United States or any similar federal, state, or provincial statute; (b) the sum of the Purchaser's debts is not greater than the fair market value of its assets, either as the result of the transactions contemplated by this Agreement or otherwise; and (c) the Purchaser is able to pay its debts as they mature.

                      ARTICLE 5 COVENANTS PRIOR TO CLOSING

         Seller covenants and agrees with Purchaser as follows:

5.1      Access and Information.

     Seller shall  afford to  Purchaser,  and shall cause its lenders,  counsel, accountants, and other representatives, reasonable access to the offices, properties, and officials of Seller of the Business during normal business hours to conduct such review of the Acquired Assets, as is reasonable, and Seller shall furnish such persons with information (including financial and operating data) concerning the Acquired Assets as they reasonably may request. Requests for such information shall be coordinated with Seller's designated representatives, and Seller shall use its reasonable efforts to assist Purchaser, its lenders, counsel, accountants, and other representatives in their examination.

5.2      Conduct of Business Prior to Closing.

     From the date hereof to the Closing Date, and except as contemplated or provided hereby as well as under the Transition Agreement (Exhibit D) or the Supply of Goods Agreement (Exhibit E) or to the extent that Purchaser shall otherwise consent in writing, Seller shall:

     (a)  operate  the  Business,   as  it  relates  to  the  Acquired   Assets,
substantially as previously operated and in the regular and Ordinary Course of Business consistent with past practices;

     (b) maintain the Acquired Assets in good working order and condition, reasonable wear and use excepted, and deliver such Acquired Assets to Purchaser on the Closing Date (or as required under the Transition Agreement) in such condition, and maintain all policies of insurance covering the Acquired Assets in amounts and on terms substantially equivalent to those in effect on the date hereof;

     (c) take all steps reasonably necessary to maintain Seller's rights in and to the Intellectual Property and other intangible assets of Seller related to the Acquired Assets;

     (d) comply with all Laws applicable to the conduct of the Business where the failure to so comply would have a Material Adverse Effect on the Business or the Acquired Assets;

     (e) use commercially reasonable efforts to preserve the goodwill and patronage of the customers, Employees and suppliers of the Business, as it relates to the Acquired Assets and others having a business relationship with Seller;

     (f) maintain all licenses and approvals necessary to conduct the Business, as it relates to the manufacture and sale of the Acquired Assets, in accordance with applicable Law;

     (g) not fail to maintain substantially the same insurance coverage as that currently maintained by Seller with respect to the Acquired Assets and, in any event, not less than that required by applicable legal and regulatory requirements;

     (h) not sell, pledge or encumber, nor cause a Lien or security interest to be imposed against, and not cause to become pledged, secured or encumbered any Acquired Asset, except in the Ordinary Course of Business or pursuant to existing Contracts and Liens; and

     (i) not agree to do any of the things prohibited by Sections 5.2(a) through 5.2(h).

5.3      Notification of Changes; Supplemental Disclosure.

     Seller shall have the continuing obligation up to and including the Closing Date to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Disclosure Schedules. The delivery of such updated Disclosure Schedules shall not relieve Seller from any violation of the Seller's representations and warranties herein, and shall not have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.1 hereof other than compliance with this
Section 5.3.

5.4      Consents.

     The Parties shall cooperate and use their respective commercially reasonable best efforts to obtain, prior to the Closing, all Consents set forth on Schedule 3.3 of the Disclosure Schedules which, in the reasonable judgment of each of the Parties, are necessary or appropriate for the transfer, of each of the Acquired Assets, to Purchaser and the consummation of the transactions contemplated hereby. All such Consents and estoppels shall be in writing and in form and substance reasonably satisfactory to each of the Parties, and executed counterparts thereof will be delivered to Purchaser or Seller, as applicable, promptly after receipt thereof but in no event later than the Closing. In any case where a necessary Consent or estoppel has not been obtained at or prior to the Closing, the Parties shall cooperate and make reasonable efforts to obtain any such Consent or estoppel requested by another Party. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, or Seller would be unable to transfer such benefits or relieve itself of such obligations, Purchaser or Seller, as applicable, to the maximum extent permitted by Law and the specific Acquired Asset, and at the other Party's expense, shall cooperate, after the Closing, to the maximum extent permitted by Law and the specific Acquired Assets, with Purchaser or Seller, as applicable, in any other reasonable arrangement designed to provide such benefits to Purchaser or Seller, as applicable, including entering into any new agreements, any sublease or subcontract or similar arrangement.

5.5      Employment Agreement.

     Prior to the Closing Date Purchaser and the executive set forth on Schedule
5.5 of the Disclosure Schedules will enter into an employment agreement for a period of three years with a non-compete period of three years following completion of employment with Purchaser and as set forth at Exhibit B (together with copies of such employment agreements).

5.6      Transfer of Acquired Assets; Training of Purchaser Personnel.

     Seller shall provide such training of Purchaser personnel as is reasonably necessary, for the transport, operation and maintenance of the Acquired Assets prior to transporting the Acquired Assets. Seller shall make such personnel available as is reasonably requested by Purchaser to assist in the installation and start-up of machinery at Purchaser's designated facility. Purchaser shall bear the costs associated with the action specified by this Section 5.6 at an hourly rate, including travel time of $80 for a mechanic or an operator, and $150 for a management or supervisory person, plus travel, meals and board expenses and other associated travel expense.

               ARTICLE 6 MUTUAL COVENANTS; ADDITIONAL AGREEMENTS

6.1      Mutual Covenants.

     Purchaser and Seller shall each take all actions contemplated by this Agreement, and, subject to Purchaser's and Seller's, as applicable, right to terminate this Agreement pursuant to Article 10 hereof, do all things reasonably necessary to effect the consummation of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Purchaser and Seller shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Article 3 or
Article 4, as applicable, or covenants contained in this Agreement inaccurate in any material respect as of the Closing Date. Each Party shall promptly notify the other Party of any action, suit, or proceeding that shall be instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

6.2      Reasonable Efforts.

     Between the date of this Agreement and the Closing Date, each of the Parties hereto shall use all their respective commercially reasonable best efforts to cause the conditions in Articles 7 and 8 hereof to be satisfied on or prior to the Closing Date.

6.3      Use of Seller Facilities.

     (a) The Seller will provide certain services pertaining to the manufacture and sale of Products as provided in the Transition Agreement. Seller will provide supervision over this facility and Purchaser will reimburse Seller for all mutually agreed upon direct and variable expenses associated with the operation of this facility as contemplated under this Section 6.3.

6.4      Confidentiality.

     The Purchaser acknowledges that, pursuant to the right to inspect the books, records, and other documents and material of the Seller and any other party to a Purchase Document, the Purchaser may become privy to Confidential Information of the Seller or the other party, and that communication of such Confidential Information to third parties (whether or not such communicated information is authorized by the Purchaser) could injure the business of the Seller or other party. "Confidential Information"" includes information ordinarily known only to the Seller and the other parties to a Purchase Document, and information such as customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records, and other information normally understood to be confidential or designated as such by the Seller and the other parties. Confidential Information provided to the Purchaser will be maintained in the strictest confidence by the Purchaser. The Purchaser further agrees to transmit such Confidential Information only to its managers and employees and its counsel, accountants and other advisers (collectively the "Authorized Persons") and then only on a "need to know" basis. The Purchaser further covenants that it will use the Confidential Information solely for the purpose of evaluating and completing the acquisitions contemplated by this Agreement, continuing the Business, and making use of the Acquired Assets, and that it will not use Confidential Information for any other purpose, or to compete in any way, directly or indirectly, against the Seller or other party, except as reasonably contemplated in connection with or as a result of the consummation of the transactions contemplated by this Agreement including by solicitation of the Seller's customers in any business or activity other than the Business. The Authorized Persons to whom any Confidential Information is disclosed will comply in all respects with this Agreement, and the Purchaser assumes all responsibility for any breach of this Subsection by any of its Authorized Persons. Without the Seller's written consent, the Purchaser will not and none of its Members, Managers, agents or employees will disclose to any person who is not an Authorized Person, any of the Confidential Information or use any portion of it for any purpose other than as above described. In the event these transactions are not consummated, all copies of non public documents and material which have been furnished in connection with these transactions will be promptly returned to the party furnishing such documents and material, will continue to be treated as Confidential Information and will not be used for the benefit of the party who returned the Confidential Information.

6.5      Risk of Loss.

     All risk of loss of, or damage to, or destruction of, inventory will belong to and be borne by the Seller prior to the date of shipment. Upon loading of inventory on a vehicle for shipment all risk of loss of, or damage to, or destruction of, inventory will belong to and be borne by the Purchaser. All risk of loss of, or damage to, or destruction of, the remaining Acquired Assets will belong to and be borne by the Seller prior to the Closing Date. On the Closing Date, and thereafter, all risk of loss of, or damage to, or destruction of, the Acquired Assets will belong to and be borne by the Purchaser.

           ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Purchaser:

7.1      Certificate Regarding Representations and Warranties.

     All information required to be furnished or delivered by Seller pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder. The accuracy of the representations and warranties made by Seller in Article 3 shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on the Acquired Assets, and Purchaser shall have received a certificate dated as of the Closing Date executed by the president of Seller to such effect.

7.2      Compliance by Seller.

     Seller shall have duly performed in all material respects all of the covenants, agreements and conditions contained in this Agreement to be performed by Seller on or prior to the Closing Date and Purchaser shall have received a certificate dated as of the Closing Date, executed by the president of Seller, to such effect. Purchaser shall have received from Seller all such certificates or other evidence, dated as of the Closing Date, as Purchaser or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Seller, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

7.3      No Injunction; Etc.

     No Litigation shall be pending which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of the Acquired Assets, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

7.4      Consents; Authorizations.

     Purchaser shall have received a true and correct copy of each Consent and waiver that is set forth on Schedule 7.4.

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7.5      No Material Adverse Change.

     There shall not have been any Material Adverse Change related to the Business or the Acquired Assets since the date of this Agreement that would result in Seller being unable to perform its obligations under this Agreement, and Purchaser shall have received a certificate dated as of the Closing Date, executed by the president of Seller to such effect.

7.6      Instruments of Transfer.

     Seller shall have delivered to Purchaser such bills of sale, assignments, endorsements, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably deemed appropriate by counsel to Purchaser all in form and substance reasonably satisfactory to counsel to Purchaser to vest in Purchaser all of Seller's rights, title, and interest, including good, marketable, insurable and valid title, in and to all of the Acquired Assets, in each case, free and clear of all Liens (except Permitted Encumbrances) and good and valid interests in and to all of the Acquired Assets leased by Seller as lessee, and all of Seller's rights under all Contracts validly assigned to Purchaser pursuant to this Agreement.

7.7      Agreement to Not Compete.

     Seller, and each of the persons identified in the Agreement to Not Compete and the Schedule attached to it, shall enter into a non-competition agreement in the Form set forth at Exhibit C.

7.8      Patent Purchase Agreement.

     Silberman will enter into and deliver a Patent Purchase Agreement with the Purchaser in form and substance as attached in Exhibit A.

7.9      Transition Agreement.

     Seller will enter into and deliver a Transition Agreement with the Purchaser in form and substance as attached in Exhibit D.

7.10     Supply of Goods Agreement.

     Sensible Marketing LLC will enter into and deliver a Supply of Goods Agreement with the Purchaser in form and substance as attached in Exhibit E.

7.11     Assignment Agreement.

     Silberman will enter into and deliver an Assignment Agreement with the Purchaser in form and substance as attached in Exhibit F.

7.12     Resolutions authorizing transactions.

     The Purchaser will have received prior to or at the Closing resolutions by the Board of Directors of the Seller authorizing the execution and delivery of

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this  Agreement  and  the  Purchase   Documents  and  the  consummation  of  the
transactions contemplated by them, certified as to their authenticity by the Secretary of the Seller.

7.13     Certificate of Incumbency.

     The Purchaser will have received prior to or at the Closing a certificate attesting to the incumbency of the Seller's directors and of the officer signing this Agreement and the Purchase Documents and of the authority of that officer to legally bind the Seller to this Agreement and the Purchase Documents.

7.14     Blanket Order.

     The Purchaser shall have received from General Motors Corporation a blanket order relating to the G-Van Tie Down Assembly.

     ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SILBERMAN

     The obligations of Seller and Silberman to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Seller or Silberman.

8.1      Payment to Seller.

     Payment to Seller in accordance with the provisions of this Agreement.

8.2      Payment to Scott, Inc.

     Payment to Scott, Inc. in accordance with the provisions of this Agreement.

8.3      Payment to Silberman.

     Payment to Silberman in accordance with the provisions of this Agreement.

8.4      Certificate Regarding Representations and Warranties

     All information required to be furnished or delivered by Purchaser pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date as required hereunder. The accuracy of the representations and warranties made by Purchaser in Article 4 shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Purchaser, set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Purchaser, and Seller shall have received a certificate dated as of the Closing Date executed by the chief executive officer of Purchaser to such effect.

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8.5      Compliance by Purchaser.

     Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date, and Seller shall have received a certificate dated as of the Closing Date, executed by the chief executive officer of Purchaser to such effect. Seller shall have received from Purchaser all such certificates or other evidence, duly executed by Purchaser, dated as of the Closing Date, as Seller or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Purchaser, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

8.6      No Injunction; Etc.

     No Litigation shall be pending by a Third Party which seeks to enjoin, restrain, or prohibit Seller, or to obtain substantial damages from Seller, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Seller, would make it inadvisable to consummate such transactions.

8.7      No Material Adverse Change.

     There shall not have been any Material Adverse Change related to Purchaser since the date of this Agreement that would result in Purchaser being unable to perform its obligations under this Agreement, and Seller shall have received a certificate dated as of the Closing Date, executed by an officer of Purchaser to such effect.

8.8      Agreement to Not Compete.

     Purchaser shall enter with Seller into a non-competition agreement in the form set forth at Exhibit C.

8.9      Execution of Other Agreements.

     Purchaser shall enter into and deliver each of the Purchase Documents referenced at Section 7.8 through Section 7.11 of this Agreement.

8.10     Resolutions Authorizing Transactions.

     The Seller will have received prior to or at the Closing resolutions by the Board of Directors of the Purchaser or other authorizing body authorizing the execution and delivery of this Agreement and of the Purchase Documents and the consummation of the transactions contemplated by them, certified as to their authenticity by the Secretary or Assistant Secretary of the Purchaser.

8.11     Certificate of Incumbency.

     The Seller will have received prior to or at the Closing a certificate signed by the Secretary or Assistant Secretary of the Purchaser (or other senior officer of Purchaser) attesting to the incumbency of (1) any other officer signing a certificate required under this Agreement or a Purchase Document and
(2) of each officer signing this Agreement, and the Purchase Documents and of the authority of that officer to legally bind the Purchaser to this Agreement and the Purchase Documents.

8.12     General Release, Non-solicitation and Separation Agreement

     The Seller will have entered into and received delivery of prior to the Closing a general release, non-solicitation and separation agreement with Steven Weberman in form and substance satisfactory to the Seller and its counsel.

                         ARTICLE 9 POST CLOSING MATTERS

9.1      Cooperation.

     Each of the Parties hereto will cooperate with the other and execute and deliver, or make available, to the other Parties hereto such management employees of the Party, other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement and to this transaction and all transactions contemplated by it, including by the Seller the furnishing of information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements, including customer account retention, or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Without limiting the generality of the foregoing, the Purchaser and its employees shall assist Seller in collecting all amounts due to it with respect to the Business, including without limitation, all receivables arising in the course of business prior to the Closing Date.

9.2      Receivables and Other Funds Due Seller.

     A. Retention of Receivables. The Seller or any seller under this Agreement shall retain all cash on hand, cash equivalents and accounts receivable arising out of the conduct of the Business which accrue prior to the Closing Date, which will include the following (collectively, the "Receivables"):

     1. All cash and cash equivalents;

     2. All revenues of any nature including, but not limited to, all unpaid accounts receivable with respect to the Business which relate to the period prior to the Closing Date, including, but not limited to, any billings for services rendered and goods or supplies sold by the Seller to any customers of the Business prior to the Closing Date; and

     3. All settlements, refunds, deposits, returns or additional recoveries by or payments to the Seller, with respect to the Business, from any Person arising from or connected to the Seller's operation of the Business prior to the Closing Date.

     The Seller may retain all invoices, agreements and other documents necessary for collection. The Purchaser agrees to cooperate with Seller in Seller's collection of accounts receivable, although Purchaser is under no obligation to perform any specific act.

     B. Payments Received After Closing Date. Payments received by the Purchaser or any affiliate after the Closing Date for services provided and/or goods or supplies sold by Seller, relating to the Railroad Product Line, to any customers of the Business prior to the Closing Date will be handled as follows:

     1. If and to the extent such payments either specifically indicate that they relate, or are agreed by the Parties to relate, to the period prior to the Closing Date, the payments will be remitted by the Purchaser to the Seller within five (5) business days after the Purchaser's receipt of the payments.

     2. If and to the extent such payments either specifically indicate that they relate, or are agreed by the Parties to relate, to the period on or after the Closing Date, they will be retained by the Purchaser.

     3. In the event the Parties mutually determine that any payment was misapplied by the Parties, the Party which erroneously received the payment will remit the same to the other within five (5) business days after the determination is made.

     4. In addition to any inspection rights set forth in this Agreement, Seller will have the right to inspect all pertinent records of the Purchaser, and the Purchaser will have the right to inspect all pertinent records of the Seller, in order to confirm the Parties mutual compliance with the obligations imposed on it under this Section. The Purchaser will give prompt notice to the Seller of any payments received by the Purchaser during the first year after the Closing Date which fail to designate the period to which they relate. The Parties will then use their best efforts to determine the period to which the payments relate. If the Parties are unable to determine within thirty (30) days the period to which the payments relate, the Parties agree that the payments will be applied to accounts receivable of the Seller (the oldest account) first, until the Seller's account receivable for the customer in question is paid in full, then to the Purchaser. Nothing in this Section shall be deemed to limit in any way the Seller's rights and remedies to recover accounts receivable due and owing Seller.

     5. Payments received by the Seller after the Closing Date, which either specifically indicate that they relate, or are agreed by the Parties to relate, to the period after the Closing Date, will be paid by the Seller to the Purchaser within five (5) business days after Seller's receipt of the payments.

     C. Identification of Receivables. Purchaser will cooperate with Seller in the continued collection of the Receivables. For a period of six months after the Closing Date, Purchaser will permit Seller's accountants and other agents access, at times and places reasonably requested by the Seller and upon reasonable prior notice, to its books and records relating to the Railroad Product Line, including all such records relating to the posting of receipts and payments to enable Seller to verify that Purchaser has fully performed its obligations under this Section. Purchaser will have the right to have a representative present in connection with any review of such books and records.

9.3      Liabilities After the Closing.

     The Purchaser will assume and be liable for and indemnify the Seller and any seller pursuant to this Agreement or a Purchase Document against any and all liabilities that arise on or after the Closing Date but specifically (i) not for liabilities as a result of sales of products occurring prior to the Closing
Date, with respect to the Business or any Assumed Contracts or Purchase Documents except to the extent specifically provided otherwise in the Transition Agreement, and (ii) not for liabilities resulting from actions by Seller or any seller that constitutes gross negligence or willful misconduct.

9.4      Notification of third parties.

     After the Closing, the Purchaser will promptly upon request by the Seller and identification of the parties to be notified, provide notification to customers of the Seller and third parties who do, will, or may, have business with the Seller or any seller pursuant to this Agreement or Purchase Document, that the responsibility and liability for the Business and the Acquired Assets is no longer that of the Seller or other seller pursuant to a Purchase Document.

                             ARTICLE 10 TERMINATION

10.1     Termination.

     This  Agreement  may be  terminated  on or at any time prior to the Closing
Date:

     (a) by the mutual consent of Purchaser and Seller;

     (b) by Purchaser if any condition in Article 7 becomes impossible to perform or has not been satisfied (in either case, other than as a result of a breach or Default by Purchaser in the performance of its obligations hereunder) and the performance of such condition has not been waived by Purchaser in writing at or prior to the Closing Date;

     (c) by Seller if any condition in Article 8 becomes impossible to perform or has not been satisfied (in either case other than as a result of a Default by Seller in the performance of its obligations hereunder) and the performance of such condition has not been waived by Seller in writing at or prior to the Closing Date; or

     (d) by either Party (other than a Party that is in material default of its obligations under this Agreement) if the Closing shall not have occurred within 30 days from the date of this Agreement.

10.2     Effect of Termination.

         Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall forthwith become void, and there shall be no further Liability on the part of Purchaser or Seller to the other, except that no Party shall be relieved or released from any Liabilities arising out of its willful breach of any provision of this Agreement.

                           ARTICLE 11 INDEMNIFICATION

11.1     Agreement of Seller to Indemnify.

     Subject to the terms and conditions of this Article 11 and the limitations of Section 12.14, Seller agrees to indemnify, defend, and hold harmless the Purchaser Indemnitees from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser Indemnitees by reason of, resulting from, based upon, or arising out of:

     (a) the breach of any representation or warranty of Seller contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by Seller in connection herewith or therewith;

     (b) the breach of any covenant or agreement of Seller or the Controlling Stockholders contained in or made pursuant to this Agreement;

     (c) any and all actions, suits, claims, proceedings, investigations, demands, assessments, judgments, and Losses incident to any of the foregoing or to the enforcement of this Section 11.1;

     (d) the operation of the Business by Seller prior to the Closing Date;

     (e) litigation or liability to a third party that results from any event during the Transition Period and related to the activity occurring in connection with the Transition Agreement where the responsibility, risk of loss, or liability is that of the Seller;

     (f) any Loss, Litigation, or liability that results from the failure of the Seller to have and maintain insurance coverage required by this Agreement or a Purchase Document;

     (g) litigation that results from events occurring prior to the Closing Date relating to Seller and the Business; and

     (h) any federal, state, local or other Tax arising out of the Seller's ownership and use of the Acquired Assets or any such obligation of the Seller arising out of any event or state of facts occurring or existing after the Closing.

11.2     Agreement of Purchaser to Indemnify.

     Subject to the terms and conditions of this Article 11 and the limitations of Section 12.14, Purchaser agrees to indemnify, defend, and hold harmless the Seller Indemnitees from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Seller Indemnitees arising out of:

     (a) the breach of any representation or warranty of Purchaser contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by Purchaser in connection herewith or therewith;

     (b) the breach of any covenant or agreement of Purchaser contained in or made pursuant to any Purchase Document;

     (c) litigation or liability that results from events relating to the Purchaser;

     (d) litigation or liability that results from events occurring on or after the Closing Date relating to the Business or any of the Acquired Assets or Purchase Documents, except for events occurring during the Transition Period and related to the activity occurring in connection with the Transition Agreement;

     (e) litigation or liability to a third party that results from any event during the Transition Period and related to the activity occurring in connection with the Transition Agreement where the responsibility, risk of loss, or liability is that of the Purchaser;

     (f) any Loss, Litigation, or liability that results from the failure of the Purchaser to have and maintain insurance coverage required by this Agreement or a Purchase Document sufficient to cover the entire Loss;

     (g) any federal, state, local or other tax arising out of the Purchaser's ownership and use of the Acquired Assets or any such obligation of the Purchaser arising out of any event or state of facts occurring or existing after the Closing; and

     (h) any and all actions, suits, claims, proceedings, investigations, demands, assessments, judgments and Losses incident to any of the foregoing or to the enforcement of this Section 11.2.

11.3     Procedures for Indemnification.

     (a) An Indemnification Claim shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

     (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 11.4 hereof shall be observed by the Indemnitee and the Indemnitor.

     (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) Business Days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 11.3(d) hereof. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of sixty (60) Business Days from the date (such period is hereinafter referred to as the "Negotiation Period") the Indemnitee receives such objection. After the Negotiation Period, if the Indemnitor and the Indemnitee still cannot agree on an Indemnification Claim amount, either the Indemnitor or Indemnitee may submit the dispute concerning such Indemnification Claim for resolution as provided in Section 12.2 below; provided, however, nothing herein shall prevent the parties from seeking equitable or injunctive relief in a court of equity with respect to such dispute.

(d) Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by wire transfer of immediately available funds from Indemnitor within ten (10) days of the date such amount is determined.

11.4     Defense of Third Party Claims.

     (a) In the event of a Third Party Claim,  the Indemnitor  shall have thirty
(30) days (or such lesser time as may be necessary to reasonably comply with statutory response requirements for litigation claims that are included in such Third Party Claims) from receipt of the Indemnification Claim (the "Notice Period") to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) notwithstanding any such dispute, whether or not the Indemnitor will, at its sole cost and expense, defend the Indemnitee against such claim.

     (b) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it will defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnitor to a final conclusion in such a manner as to minimize the risk of the Indemnitee becoming subject to Liability for any other significant matter. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If in the reasonable opinion of the Indemnitee, any such claim or the litigation or resolution of any such claim involves the administration of the Tax Returns of the Indemnitee, the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its costs and expenses incurred on or after the date the indemnitee notifies the indemnitor that it exercises this right shall not be included as part of the indemnification obligation of the Indemnitor. If the Indemnitee should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

     (c) Except where the Indemnitor disputes its liability in a timely manner under this Section 11.4, the Indemnitor shall be conclusively liable for the amount of any Loss resulting from such claim or defense.

     (d) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

11.5     Settlement of Third Party Claims.

     No settlement or compromise of a Third Party Claim involving the asserted Liability of the Indemnitee under this Article 11 shall be made without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, unless the settlement or compromise provides an irrevocable release of the Indemnitee from all

Litigation, Liabilities and Losses arising from or related to the facts that form the basis of the Third Party Claim. Consent shall be presumed in the case of settlements of $10,000 or less where the Indemnitee has not responded within twenty (20) Business Days of written notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the Party that will bear the larger financial Loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties. Any settlement of a Third Party Claim shall include an unconditional release of the Indemnitee from all Liability in respect of such asserted Liability.

11.6     Duration.

     The indemnification rights of the parties hereto for Losses resulting from a breach of representations and warranties contained in any Purchase Document are subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought within one year after the Closing Date. Notwithstanding the foregoing, if the rights arise in connection with: (i) the non-competition agreement, the notice must be received within eight years; and (ii) the Supply of Goods Agreement, the notice must be received within four years. Indemnification on payments shall be offset to the extent a party seeking indemnification receives insurance payments relating to the same costs and/or expenses for which indemnification was sought.

11.7     Subrogation Rights.

     In the event that the Indemnitor shall be obligated to indemnify the Indemnitee pursuant to this Article 11, the Indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnitee with respect to the Damages to which such indemnification relates; provided, however, that the Indemnitor shall only be subrogated to the extent of any amount paid by it pursuant to this Article 11 in connection with such Losses and shall not be entitled to make any claim under any insurance policy of the Indemnitee.

11.8     Remedies Exclusive.

     Except for (a) remedies based on fraud, intentional misrepresentation or willful misconduct, and (b) equitable remedies (including, but not limited to, specific performance), the remedies provided in Article 11 constitute the sole and exclusive remedies, on or after the Closing Date, for recovery against Purchaser (after the Closing) or Seller under this Agreement.

                         ARTICLE 12 GENERAL PROVISIONS

12.1     Definitions.

     (a) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term                          Page         Term                            Page


Acquired Assets.......................1   FRCP................................33
Acquired Contracts....................2   Negotiation Period..................25
Agreement.............................1   Notice Period.......................26
Authorized Persons...................16   Products.............................1
Closing...............................5   Purchaser............................1
Closing Date..........................5   Railroad Product Line................1
Confidential Information.............16   Seller...............................1
Disclosure Schedules..................1   Seller's Organizational Documents....7
Filings...............................6

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     (i) "Books and Records" means all existing data, databases, books, records (including electronic and computer records, but not including any computer software, the transfer of which is prohibited), correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers.

     (ii) "Business" means the business of Seller as presently conducted on the date hereof as described in the preamble to this Agreement.

     (iii) "Consent" means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or License.

     (iv) "Contract" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, License, obligation, mortgage, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which the Business is a Party, that is binding on the Business or to which the Business enjoys any right or benefit, together with the right to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date.

     (v) "Default" means (1) any breach or violation of, default under, or conflict with, any Contract, Law, Order, or License, (2) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, or conflict with, any Contract, Law, Order, or License, or (3) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or License.

     (vi) "Equipment" means the equipment set forth on Schedules 1.1(a)(1) and 1.1(a)(2) and any and all assignable warranties of Third Parties with respect to it.

     (vii) "Governmental Authority" shall mean any court, administrative agency or commission or other federal, state or local governmental authority.

     (viii)  "Indemnification  Claim"  means a claim for  indemnification  under
Article 11.

     (ix) "Indemnitee" means the Party seeking indemnification hereunder.

     (x) "Indemnitor" means the Party against whom indemnification is sought hereunder.

     (xi) "Information" means information or documentation owned by Seller which information may include, but is not necessarily limited to, financial data, drawings, samples, devices, trade secrets, technical information, results of research and other data in either oral or written form; provided, however, that "Information" does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives, or (B) as shown by written records, was lawfully within Purchaser's possession prior to its being furnished to Purchaser by or on behalf of Seller, provided further that the source of such information was not known by Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other Person with respect to such information.

     (xii) "Intellectual Property" has the meaning set forth in Section 3.11 of this Agreement.

     (xiii) "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the Silberman or Seller's or Purchaser's Executives, as the case may be.

     (xiv) "Law" means any code, law (including common law), ordinance, regulation or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     (xv) "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, of any type, secured or unsecured, and whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, or known or unknown.

     (xvi) "License" means any license, franchise, permit, right, authorization or approval to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

     (xvii) "Lien" means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Encumbrances.

     (xviii) "Litigation" means any suit, action, administrative or other investigation, proceeding, arbitration, criminal prosecution, (governmental or otherwise), other than routine and customary examinations by government, quasi-government or government sponsored entities in the ordinary course, such as tax examinations.

     (xix) "Loss" means any and all payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, Liabilities, costs, expenses (including reasonable attorneys' fees and expenses) and interest on any amount payable to a third Party, whether accrued, absolute, contingent, known or unknown, as of the Closing Date or thereafter.

     (xx) "Material" or "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     (xxi) "Material Adverse Effect" or "Material Adverse Change," when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (1) the business, operations, or financial condition of such Party, taken as a whole or
(2) the ability of such Party to perform any of its material obligations under this Agreement or the Purchase Documents to which it is a party, and shall include, without limitation, (a) the resignation of a significant number of Employees employed in connection with the Seller so that it is reasonably likely that the performance of the Seller under this Agreement, the Transition Agreement or the Supply of Goods Agreement will be materially and adversely affected for an extended period, provided, however, none of the following shall be deemed, in and of itself, to be a Material Adverse Effect with respect to a
Party: (v) a change that primarily results from economic or political conditions or events affecting the United States economy or world economy, (w) a change that results from the effect of change of control provisions in contracts or agreements between such Party and its principal correspondents and suppliers,
(x) a change that results from the announcement or pendency of this Agreement and the transactions contemplated hereby, or (y) a change that results directly from action taken by such Party in connection with fulfilling its obligations hereunder.

     (xxii) "Order" means any decree, injunction, judgment, order, ruling, writ, decision or award or administrative decision or award of any Governmental Authority, arbitrator, or mediator to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

     (xxiii) "Ordinary Course of Business" means the following: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business if that action: (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

     (xxiv) "Party" means each of Purchaser and Seller, and "Parties" means both of them.

     (xxv) "Patent Interests" means the U.S. Patent No. 5,908,274 "Vehicle Restraint Assembly" filed on August 29, 1997 and issued by the United States Patent and Trademark Office on June 1, 1999, and an undivided one-half interest in Serial Number 60/833,145 "Vehicle Tie Down Apparatus," a provisional application for the patent for which was filed on July 25, 2006.

     (xxvi) "Permitted Encumbrances" means (1) Liens for Taxes not yet due and payable; (2) such Liens, if any, that, in the aggregate, do not have a material negative impact on the value or present use of any of the Acquired Assets; and
(3) other Liens relating to the Business' assets or properties that are not related to borrowed money and that (y) secure the liabilities of the Business and (z) have been properly disclosed to Purchaser on an appropriate Schedule to this Agreement.

     (xxvii) "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

     (xxviii) "Purchase Documents" means this Agreement, and all other documents or agreements to be signed in connection with it and attached as exhibits or schedules.

     (xxix) "Purchaser Indemnitees" means Purchaser and its officers, directors, employees, agents and other Related Persons.

     (xxx) "Regulatory Authority" means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities, instrumentalities, commissions, boards or bodies having jurisdiction over any Party and its Subsidiaries or parents.

     (xxxi) "Related Person" with respect to a particular individual: (A) each other member of such individual's Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;
(C) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (aa) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (bb) any Person that holds a Material Interest in such specified Person; (cc) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (dd) any Person in which such specified Person holds a Material Interest; and (ee) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (I) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (II) the "Family" of an individual includes (1) the individual, (2) the individual's spouse, (3) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual's spouse and (4) any other natural person who resides with such individual; and (III) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

     (xxxii) "Seller Indemnitees" means Seller and its officers, directors, shareholders, employees, agents and their other Related Persons.

     (xxxiii) "Tax" means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Regulatory Authority, including any interest, penalties, and additions imposed thereon or with respect thereto.

     (xxxiv) "Tax Return" means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

     (xxxv) "Third Party" means any Person other than a Party.

     (xxxvi) "Third Party Claim" means any Litigation instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement.

12.2     Arbitration.

     (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any Purchase Document or the performance by the Parties of its or their terms shall be settled by binding arbitration held in Southeastern Michigan. The Commercial Arbitration Rules of the American Arbitration Association are hereby incorporated by reference; provided, however, that the Parties do not intend any arbitration hereunder to be administered by the American Arbitration Association. The interpretation and enforceability of this
Section 12.2 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. ss. 1-16.

     (b) The matter in controversy will be determined by one arbitrator. The arbitrator will be determined by mutual agreement of the parties. If the parties cannot agree within 45 days of the date the requesting party has given Notice of its request for arbitration, the arbitrator will be selected by the court having jurisdiction pursuant to the terms of this Agreement. The arbitrator selected will be experienced in corporate contractual matters relating to the transactions of the nature contemplated by this Agreement; however, if the matter in controversy arises in connection with a provision of the Patent Purchase Agreement (Exhibit A), the arbitrator selected will be experienced in patent litigation matters.

     (c) The arbitrator shall allow such discovery as the arbitrator determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable. The Federal Rules of Civil Procedure (the "FRCP") or any part of it are hereby incorporated by reference for purposes of the discovery process; provided that the FRCP may be waived by the Parties by written agreement, or by the appointed arbitrator. The arbitrator shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator shall be final, binding, and conclusive with respect to all Persons, including Persons who have failed or refused to participate in the arbitration process, after receiving notice of it.

     (d) The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of reasonable attorneys' fees, charges, and expenses in such manner as is determined to be appropriate by the arbitrator.

     (e) Judgment upon the award rendered by the arbitrator may be entered with the United States District Court for the Eastern District of Michigan, Southern Division.

     (f) All proceedings under this Section 12.2, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties.

     (g) The fact  that the  dispute  resolution  procedures  specified  in this
Section 12.2 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement or any Purchase Document and during the pendency of any such procedure all Parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement or any Purchase Document that may be available to any Party.

12.3     Fees and Expenses.

     Except as otherwise specifically provided below or elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, Seller and Purchaser each shall pay their respective fees, charges, and expenses in connection with the transactions contemplated by this Agreement.

12.4     Notices.

     All notices, requests, demands, and other communications under this Agreement or any Purchase Document that does not have its own notice provisions shall be in writing (which shall include communications by telex and telephonic facsimile) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

(a) If to Seller:

                           Vulcan Chain Corporation
                           14300 Schafer Highway
                           Detroit, Michigan 48227
                           Attention:  Mr. Scott A. Silberman, President
                           Telephone:  (313) 935-3013
                           Facsimile:  (313) 934-0912

           with a copy (which shall not constitute notice) to:

                           Ronald D. Bassey
                           Bassey and Selesko PLC
                           27777 Franklin Road
                           Suite 1400
                           Southfield, Michigan 48034
                           Telephone:  (248) 355-5000
                           Facsimile:  (248) 355-2119

(b) If to Purchaser:

                           Portec Rail Products, Inc.
                           900 Old Freeport Road
                           Pittsburgh, Pennsylvania 15238
                           Attention: Richard J. Jarosinski, President and Chief Executive Officer
                           Telephone:  (412) 782-6000
                           Facsimile:  (412) 782-3987
           with a copy (which shall not constitute notice) to:

                           Luse Gorman Pomerenk & Schick, P.C.
                           5335 Wisconsin Avenue, N.W. Suite 400
                           Washington, D.C.  20015
                           Attention:  Alan Schick, Esq.
                           Telephone:  (202) 274-2008
                           Facsimile:  (202) 362-2902

     or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 12.4. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. Notice will be deemed delivered on the date actually received or delivered.

12.5     Assignment.

     This Agreement and any rights, and obligations in connection with, under or arising from it, including the rights under any Purchase Document that does not have its own assignment provisions may be assigned, if by Vulcan, to Silberman, or to any entity controlled or owned by him without consent. In all other instances the rights and obligations shall not be assignable by any of the Parties hereto without the prior written consent of the other Party, which will not be unreasonably withheld. An assignment in violation of this Section shall be null and void.

12.6     Binding Effect; No Benefit to Others.

     The representations, warranties, covenants, and agreements contained in this Agreement and each Purchase Document are binding upon and are for the sole benefit of the Parties, the parties to any Purchase Document and, in the case of
Article 11 hereof, the Purchaser Indemnitees and the Seller Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors estate, subsidiaries, affiliated entities, officers, directors, employees, agents, representatives and other legal representatives and assigns, and they shall not be construed as conferring any other Third Party beneficiary or any other rights on any other Persons.

12.7     Headings and Gender; Construction; Interpretation.

     (a) The table of contents and the captions and section headings contained in this Agreement or any Purchase Document are for convenience of reference only, do not form a part of this Agreement or Purchase Document and shall not affect in any way the meaning or interpretation of this Agreement or Purchase Document. All references in this Agreement or any Purchase Document to "Section" or "Article" shall be deemed to be references to a Section or Article of this Agreement or Purchase Document.

     (b) Words used in this Agreement or any Purchase Document, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words "include," "includes" or "including" are used in this Agreement or any Purchase Document, they shall be deemed followed by the words "without limitation."

     (c) Neither this Agreement or any Purchase Document nor any uncertainty or ambiguity in this Agreement or any Purchase Document shall be construed or resolved against Purchaser or Seller, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

     (d) Any part of this Agreement which may be construed as introductory in nature is nevertheless part of this Agreement and is to be given the same force and effect as any other part of this Agreement.

12.8     Counterparts.

     This Agreement and each Purchase Document may be executed in two (2) or more counterparts, each of which shall be considered one and the same Agreement and each Purchase Document, and shall become effective when one counterpart, including by facsimile, has been signed by each Party and delivered to the other Party hereto.

12.9     Integration of Agreement.

     (a) This Agreement, the Confidentiality Agreement, the Schedules, the Exhibits and the other Purchase Documents constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, oral and written, between the Parties with respect to the subject matter hereof.

     (b) Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing that identifies itself as related to this Agreement or a Purchase Document signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. The failure or delay of any Party at any time or times to require performance of any provision of this Agreement or Purchase Document shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement or Purchase Document, or the breach of any term of this Agreement or Purchase
Document or the inaccuracy of any warranty of this Agreement or Purchase Document, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

12.10    Time of Essence.

     Time is of the essence in this Agreement.

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

12.11    Governing Law.

     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement and the Purchase Document without a separate provision pertaining to invalid provisions shall be governed by and construed in all respects in accordance with the laws of the State of Michigan. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or Purchase Document or the transaction at issue in this Agreement or Purchase Document, the Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Michigan, Southern Division, if applicable statutes and court rules permit, and if not, the Circuit Court for Wayne County. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and
(c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

12.12    Partial Invalidity.

     Whenever possible, each provision of this Agreement and the Purchase Documents without a separate provision pertaining to invalid provisions shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement and each Purchase Document shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and each Purchase Document, and this Agreement and each Purchase Document shall be construed as if such invalid, illegal, or unenforceable provision or provisions were modified to be valid, legal and enforceable and provide as close as possible effect as that intended by the invalid, illegal or unenforceable provisions, and if not possible, shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a Material Adverse Effect, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

12.13    Survival.

     All covenants and agreements of the Parties set forth herein shall continue in full force and effect as provided herein, except for such covenants and agreements as survive termination of this Agreement by their own terms. To the extent that as a result of any such investigation or examination, Purchaser has or should have had based on its due diligence investigation or otherwise actual knowledge of facts contrary to the statements made in any representation, warranty, covenant, or agreement of Seller set forth herein and completes the Closing without requiring correction or amendment of such contrary statements, Purchaser shall be estopped from asserting reliance on such contrary representation, warranty, covenant or agreement in connection with any post-Closing claim for indemnification pursuant to Article 11 hereof. Any

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disclosure  made on one  Schedule  shall be deemed  made on each other  Schedule hereto without any specific cross reference. The representations and warranties of Seller and Purchaser shall survive the Closing and the execution and delivery of all instruments of conveyance and shall not be extinguished thereby and shall remain effective for a period ending one year after the last of the Seller's or Purchaser's obligations under this Agreement or any of the Purchase Documents shall have been performed.

12.14    Limitation on Liability

     Notwithstanding any other provision in this Agreement in no event will either the Seller or Purchaser be liable to the other Party to this Agreement, or to any party to any Purchase Document for damages or indemnification in an aggregate total amount in excess of one million five hundred thousand dollars ($1,500,000) with respect to any breach or breaches of representation or for any other breach or breaches of any obligation which either Party to the Agreement or any other party to any Purchase Document may have.

                    (signatures appear on the following page)


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     IN WITNESS  WHEREOF,  each Party  hereto has caused  this  Agreement  to be executed under seal on its behalf by its duly authorized officers, all as of the day and year first above written.

                                            PURCHASER:

                                            PORTEC RAIL PRODUCTS, INC.

Attest: /s/ John N. Pesarsick               By:/s/ Richard J. Jarosinski
       ---------------------------             -------------------------------

Title: Chief Financial Officer              Name: Richard J. Jarosinski
       ---------------------------             -------------------------------

                                            Title: President and Chief Executive
                                                    Officer



                                            SELLER:

                                            VULCAN CHAIN CORPORATION

Attest:/s/  Ronald D. Bassey                By: /s/ Scott A. Silberman
       -----------------------------            --------------------------------

Title:  Attorney                            Name: Scott A. Silberman
       -----------------------------            --------------------------------

                                            Title: President


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